SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MENTOR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota (State of incorporation or organization)	41-0950791 (IRS Employer Identification No.)

201 Mentor Drive, Santa Barbara, California 93111
(Address of Principal Executive Offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement number to which this form relates:	Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Shares, par value $.10 per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:     None

Item 1. Description of Registrant's Securities to be Registered.

The authorized capital stock of Mentor Corporation (the "Company" or "Registrant") under its Composite Restated Articles of Incorporation consists of 150,000,000 Common Shares, par value $.10 per share, (the "Common Shares") of which 46,669,610 shares were outstanding at July 14, 2003.  The Common Shares are currently listed on The NASDAQ stock market under the symbol "MNTR."  This registration statement on Form 8-A is being filed in connection with the Company's application to transfer the listing of its Common Shares to the New York Stock Exchange, Inc., where upon approval of the listing application, the Common Shares will be traded under the symbol "MNT."

The holders of Common Shares are entitled to one vote per share on all matters to be voted on by shareholders.  Shareholders do not have the right to cumulate votes for the election of directors and the vote of the holders of a majority of the voting power of the outstanding Common Shares present and entitled to vote is required to elect each director.  The holders of Common Shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore.  Upon liquidation or dissolution of the Company, holders of Common Shares are entitled to receive, pro rata, the Company's assets available for distribution after payment of liabilities.  No preemptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the Common Shares.  All of the outstanding Common Shares are fully paid and not liable to further call or assessment.

The transfer agent and registrar for the Company's Common Shares is American Stock Transfer, 59 Maiden Lane, New York, New York, 10007.

Item 2. Exhibits.

3(a)

Composite Restated Articles of Incorporation of the Company dated December 12, 2002 - Incorporated by reference to Exhibit 3(a) of the Registrant's Annual Report on Form 10-K for the year ended March 31, 2003.

3(b)	Amended and Restated Bylaws of Mentor Corporation dated July 15, 2003.
4(a)	Specimen Common Share certificate.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MENTOR CORPORATION

Date: July 22, 2003

By:    /s/ Adel Michael

     Adel Michael
     Executive Vice President
     and Chief Financial Officer

Exhibit 4(a)

COMMON SHARES

COMMON SHARES

MC

INCORPORATED UNDER THE LAWS OF THE STATE OF MINNESOTA

MENTOR CORPORATION

SEE REVERSE FOR
CERTAIN DEFINITIONS

This Certifies that *is the owner of*

CUSIP 587188 10 3

FULLY PAID AND NONASSESSABLE COMMON SHARES OF THE PAR VALUE OF TEN CENTS ($.10) EACH OF

MENTOR CORPORATION

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney on surrender of this certificate properly endorsed. This certificate is not valid unless countersigned by the Transfer Agent and Registrar.
WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

MENTOR CORPORATION
CORPORATE
SEAL
MINNESOTA

CHAIRMAN

COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER & TRUST COMPANY
(NEW YORK, NEW YORK) TRANSFER AGENT AND REGISTRAR

BY:

AUTHORIZED SIGNATURE

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	— as tenants in common	UNIF GIFT MIN ACT —	________ Custodian ________ (Cust) (Minor) under Uniform Gifts to Minors
TEN ENT	— as tenants by the entireties		
JT TEN	— as joint tenants with right of survivorship and not as tenants in common		Act ________ (State)

Additional abbreviations may also be used though not in the above list.

For value received _____ *hereby sell, assign and transfer unto*

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

_______________________________________ *Shares*

of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

_______________________________________ *Attorney*

to transfer the said stock on the books of the within-named Corporation with full power of substitution in the premises.

Dated ______________

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE GUARANTEED